Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com
For Immediate Release
August 2, 2016

Cummins Announces Second Quarter 2016 Results

•	Second quarter revenues of $4.5 billion, EBIT of 13.1 percent of sales

•	GAAP profit before tax of 12.7 percent of sales, Diluted EPS of $2.40

•	Expects full year 2016 revenues to be down 8 to 10 percent, lower than previous guidance of down 5 to 9 percent

•	Full year 2016 EBIT expected to be in the range of 11.6 to 12.2 percent, unchanged

•	Returned more than $1 billion to shareholders year to date through dividends and share repurchases

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2016.

Second quarter revenues of $4.5 billion decreased 10 percent from the same quarter in 2015. Lower truck production in North America and weak global demand for off-highway and power generation equipment were the most significant drivers of the decline in sales. Currency negatively impacted revenues by approximately 1 percent compared to last year, primarily due to a stronger US dollar.

Revenues in North America decreased 13 percent while international sales declined by 4 percent. Within international markets, revenues in the Middle East, Mexico and Brazil declined the most.

Earnings before interest and taxes (EBIT) in the second quarter were $591 million, or 13.1 percent of sales, down from $721 million or 14.4 percent of sales a year ago.

Net income attributable to Cummins was $406 million ($2.40 per diluted share), compared to $471 million ($2.62 per diluted share) in the second quarter of 2015. The tax rate in the second quarter of 2016 was 25.7 percent.

“We made strong progress in our cost reduction initiatives in the second quarter, while continuing to invest in and launch new products that will drive profitable growth in the future,” said Tom Linebarger, Cummins Chairman and CEO. “Benefits from restructuring actions, material cost reduction initiatives, and improvements in product quality helped to mitigate the impact of weak demand in a number of our largest markets and will position the Company for stronger performance when markets improve. We have returned more than $1 billion to shareholders so far this year, through a combination of dividends and share repurchases. Our Board of Directors recently approved an increase in our quarterly dividend of 5.1 percent, consistent with our plans to return 75 percent of operating cash flow to shareholders in 2016,” concluded Linebarger.

Based on the current forecast, Cummins expects full year 2016 revenues to be down 8 to 10 percent, lower than our previous guidance of down 5 to 9 percent primarily due to a lower outlook for North America truck production and weaker demand in global off-highway markets. EBIT is expected to be in the range of 11.6 to 12.2 percent of sales, unchanged from three months ago.

Other recent highlights:

•	Cummins won the 2016 Award of Excellence in Energy Management from the Clean Energy Ministerial (CEM), a high-level global forum that promotes policies and programs to advance clean energy

•	The Board of Directors approved an increase in the Company's quarterly cash dividend from 97.5 cents per share to $1.025 per share

•	Cummins was recently named as one of the Top 50 Companies for Diversity by DiversityInc for the tenth consecutive year

•	The Company repurchased 1.8 million shares in the second quarter

Second quarter 2016 detail (all comparisons to same period in 2015)

Engine Segment

•	Sales - $2.0 billion, down 14 percent

•	Segment EBIT - $206 million, or 10.3 percent of sales, compared to $278 million or 12.0 percent of sales

•	Segment EBIT reflects a $39 million charge to increase our estimate for the loss contingency recorded in the fourth quarter of 2015

•	On-highway revenues declined 15 percent primarily due to weaker truck production in North America

Distribution Segment

•	Sales - $1.5 billion, up 3 percent

•	Segment EBIT - $87 million, or 5.6 percent of sales, compared to $113 million or 7.6 percent of sales

•	Increased revenue from acquisitions was partially offset by a decline in organic sales in North America and the Middle East and the negative impact from a stronger US dollar

Components Segment

•	Sales - $1.3 billion, down 8 percent

•	Segment EBIT - $190 million, or 14.9 percent of sales, compared to $223 million or 16.0 percent of sales

•	Revenues declined in North America due to lower industry truck production, partially offset by growth in China

Power Systems Segment

•	Sales - $921 million, down 16 percent

•	Segment EBIT - $90 million, or 9.8 percent of sales, compared to $127 million, or 11.6 percent of sales

•	Revenues declined in most major markets due to weak demand for power generation equipment and industrial engines

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.4 billion on sales of $19.1 billion in 2015. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2016. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2015 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable generally accepted accounting principles (GAAP) measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.